Exhibit 10.5

Executive Offices

October 13, 2011

James Johnsen

820 Merlin Lane

Fairbanks, Alaska 99701

Dear Jim:

I am pleased to offer you the position of Senior Vice President, Human Resources and Process Transformation with Alaska Communications in Anchorage, Alaska. In this capacity, you will be joining a highly professional team that is dedicated to advancing the company in its position as Alaska’s leading integrated telecommunications company. We have structured our organization to drive our customer focused market strategy, and you will play a crucial role executing this strategy with our existing and future customers. If you accept this offer, you will report directly to me and your effective start date will be on or before December 1, 2011.

In this role, you will receive $235,000.00 in annual base salary paid on a weekly rate and delivered in bi-weekly payrolls, and a $235,000.00 target annual cash incentive for an annualized target cash compensation total of $470,000.00. Your actual incentive payment (a) will vary based on your and our Company’s performance, (b) is earned and paid only after completion of the year-end financial audit, and (c) is paid only to employees who continue to be regular, full time employees at the time payment is made in the year following the performance year.

Another substantial component of your total compensation in this job is a target annual equity award. Your total annual target stock unit award as Senior Vice President, Human Resources and Process Transformation will be valued at 150% of your base pay, comprised of a mixture of Performance Share Units and Restricted Stock Units, which are subject to various vesting and other conditions. We determine actual stock unit awards based on your role and performance of that role, and prorate for your actual time in the position. All awards are contingent upon Board of Directors (BOD) approval, governing plan documents and your execution of required award documents. Attachment “A” will provide you additional information regarding your other employee benefits.

In appreciation for your decision to join our team, Alaska Communications will pay you a signing bonus in the amount of $50,000.00, to be paid coincident with your first paycheck. You will also become eligible for additional grant of time-vested Restricted Stock, valued at $50,000.00, and vesting in equal portions over 2012, 2013, and 2014, subject to BOD approval and your execution of required documents. Finally, under your signing package you will be eligible for an additional sum of $25,000.00 upon successful achievement of specific goals to be identified within two weeks of your start with Alaska Communications. The $25,000.00 lump sum will be payable in April 2012, and would be paid to you in lieu of any prorated Incentive Compensation for the 2011 year.

600 Telephone Ave, Anchorage, Alaska 99503    T: [907] 297-3000    F: [907] 297-3100    alaskacommunications.com

James Johnsen	Page 2 of 4
Offer Letter	October 13, 2011

Please be aware that all compensation components outlined above are subject to change, based upon BOD approval, as well as other terms and conditions set forth in applicable Alaska Communications policies, such as the Compensation Policy (discussed further below).

As Senior Vice President, Human Resources and Process Transformation you will also be covered by the Alaska Communications Officer Severance Policy. A copy of the current 2010 plan is attached. It may be modified in the future and, as modified, will apply to you.

As part of your hire package you are eligible for relocation assistance up to $50,000.00. The actual amount will be determined following a relocation survey conducted by our vendor Golden North Van Lines. Written approval from Alaska Communications’ Relocation Administrator is required before incurring any expenses or engaging authorized service providers. Alaska Communications can deny payment for any expenses incurred without this prior approval. In addition, if you do not complete two full years employment with Alaska Communications, we require reimbursement of a proportional amount of the relocation expenses paid based on the time not served.

Alaska Communications has developed a Corporate Compliance Program (CCP) and Protection of Proprietary Information Policy (PIP) to help employees meet the Company’s expectations. Adherence to all Alaska Communications Policies & Procedures is a condition of employment at Alaska Communications and new hires are expected to confirm their willingness to comply in writing. Copies of the current versions of both the CCP and PIP are attached for your advance review. By accepting our offer, you are agreeing to comply with these policies, as they may be amended from time to time in the future, and certify you are not obligated by any previously signed agreements that will preclude you from working at Alaska Communications.

In your position as an officer of our company, you will become privy to confidential and highly-sensitive competitive and proprietary information concerning our business, including but not limited to our customers, the products and services we offer, our finances, our business strategies, and our future plans. You agree that during your employment with us, and for a period of twelve months after termination of your employment, you will not become an officer, director, employee, contractor, consultant, partner, joint-venture, or otherwise enter a business relationship or service with any competitor of Alaska Communications in the markets we are serving at the time your employment terminates; and for a period of twelve months after termination of your employment you also agree that you will not offer, encourage or solicit any other officer or employee of Alaska Communications to leave the company or enter into an employment or business relationship with you or your subsequent employer. If and when you leave Alaska Communications, you agree that you will not make any disparaging statements, whether oral or written, about the company, its officers, directors, or employees or any aspect of its business. In addition, you agree to always protect all Alaska Communications’ confidential and proprietary information you learned as a result of your employment with us in accordance with the CCP and PIP.

Business conditions change from time to time and the commitment to provide continuing employment and your total compensation package depend upon the Company’s success and continuing business requirements. As a result, I feel a responsibility to advise you that Alaska Communications is an “at will” employer. This means that either you or the Company can terminate the employment relationship at any time for any reason, with or without cause. While I feel the need to share these cautions, please also know that I feel confident that you are joining an organization that will prevail as the premier Alaskan communications service provider.

Jim, we are looking forward to you joining us at Alaska Communications – we are committed to distinguishing our Company as the best place to work and the best place to do business, values we

James Johnsen	Page 3 of 4
Offer Letter	October 13, 2011

believe go hand-in-hand. If you share these values and our vision of success as the leading integrated telecommunications provider in Alaska, please accept this offer by signing this letter and returning the original to me no later than October 15, 2011. If you have questions about this offer, please do not hesitate to call me at my work phone: [Redacted] or cell: [Redacted].

Certain ACS Policies are incorporated into this Agreement. Copies of the current versions of these “Incorporated Policies” (as listed below), are included in this offer and are incorporated herein by reference as an integral part of this Agreement. The Company may from time to time amend these Incorporated Policies in the future, in the discretion of the Company. By accepting this offer, you agree to abide and be bound by the terms of the Incorporated Policies, as they may be amended from time to time in the future, and, as amended, the Incorporated Policies shall apply to you. Except for changes made by the Company to the Incorporated Policies, all modifications to this Agreement must be in writing and signed by both parties to be effective. :

ACS 2010 Officer Severance Policy

ACS 2010 Compensation Policy

ACS Corporate Compliance Program Manual

Respectfully yours,

/s/ Anand Vadapalli
Anand Vadapalli
President & Chief Executive Officer

cc:	Employee File

Accepted:	/s/ James Johnsen	Date:	October 14, 2011
James Johnsen

James Johnsen	Page 4 of 4
Offer Letter	October 13, 2011

Attachment “A”

Recognizing that the best telecommunications employees in Alaska warrant the best total compensation in our market, we offer comprehensive benefits in addition to our rich cash and restricted stock compensation that will allow you to:

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Cover you and your family’s health care needs with our Health & Welfare benefits. These quality benefits offer solid medical coverage and other benefits to include 70% coinsurance, co-pays for prescription drugs, dental, short-term disability and many other quality of life benefits with premiums largely paid by Alaska Communications. Your coverage begins the first of the month following the 1”full month of employment. Your contribution to fund these benefits will be deducted from your bi- weekly pay before taxes. Reduce your out-of-pocket expenses even more with our Flexible Spending Accounts, which allow you to pay for qualified medial and dependent care with your pre-tax earnings.

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Bring retirement security closer with the Alaska Communications Employee 401(k) Savings Plan, which features tax-deferred savings; quality, diverse investment options; daily valuation; on-line and telephone account access; loans; and other attractive features.

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If residing in Alaska you will earn solid retirement benefits through the Alaska Electrical Pension Plan, which Alaska Communications funds with rnonthly contributions on you that are expected to total approximately $10,400 annually. Contributions begin the first of the month after completing 700 hours with Alaska Communications and are prorated for the year you begin.

•	If residing outside of Alaska you will participate in the 401K matching plan.

•	Build greater ownership in Alaska Communications by purchasing Alaska Communications stock at a 15% or more under market value through our Employee Stock Purchase Plan.

•	Balance work and the rest of life with Flexible Time Off, which you accrue at four weeks annually, and additional Personal Holidays.

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Protect your earnings with Company-paid long-term disability insurance (50% income replacement), $50,000 Basic Life and AD&D insurance. Buy higher coverage levels or purchase optional Long-term Care insurance through convenient payroll deductions.

•	Develop your knowledge and skills through our Education Assistance Program, under which Alaska Communications will invest in you by paying for qualified coursework.

•	Take advantage of the 15% telecommunications discount we provide to “Alaska Communications Ambassadors” who choose Alaska Communications services.

This is only an overview of the many benefits available at Alaska Communications and official plan documents will define actual benefits. Also, benefits are subject to change from time-to-time. I encourage you to contact Rick Granbois, Compensation & Benefits Analyst, if you have questions about the benefits you are enjoying as an Alaska Communications employee. You can reach Rick by phone (907) 564-1290 or email (rick.granbois@acsalaska.com).